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                                                                      EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


Net loss                                                            $(403,986)

Less:  Change in fair value of ESOP shares subject to put option      (64,945)
                                                                     ---------

Net loss available to common shareholders                           $(468,931)
                                                                     =========

Weighted average shares outstanding                                   919,979
                                                                     =========

Loss per share                                                      $   (0.51)
                                                                     =========